EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") made on the 15th day of November, 2006 between James Servino, an individual residing in the State of Washington ("Executive") and BusinessTalkRadio.net, Inc., a Delaware corporation, having its principal office at 1490 Dayton Avenue, Greenwich, CT 06830 ("BTR" or the "Company").

WITNESSETH:

WHEREAS, BTR owns Greenwich Broadcasting corporation, BusinessTalkRadio Network and Lifestyle TalkRadio Network, has an LMA to operate a portion of the airtime at WLIE and is in the process of acquiring KNUU in Las Vegas, Nevada and additional radio stations; and

WHEREAS, the Executive has been employed in the radio industry for many years as a general manager of radio stations and is fully familiar with the operations and business aspects of radio station management; and

WHEREAS, the Company requires an experienced individual to manage the KNUU radio station when it is acquired and seeks someone who is able to meet such requirement and assist with the Company's operations of Greenwich Broadcasting and the other radio stations it is in the process of acquiring; and

WHEREAS the Company desires to employ the Executive and to enter into this Agreement embodying the terms of such employment, and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants hereby made, the mutual benefits to be derived from this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree and understand as follows:

Recitals.

The parties acknowledge that the foregoing recitals are true and correct.

Acceptance and Term of Employment.

Company hereby employs Executive, and Executive hereby accepts employment by Company, on the terms and conditions set forth in this Agreement. This Agreement shall be effective for a period of twelve (12) months, renewable by the Executive and the Board of Directors on or before November 15, 2007 for an additional twelve (12) months and further renewable by the Executive and Board of Directors on or before November 15, 2008 for an additional twelve (12) months. This Agreement shall be deemed to have commenced on the date Company closes on its acquisition of KNUU in Las Vegas or such earlier date as Company and Executive may hereafter agree. Unless not renewed as outlined above or sooner terminated as provided for in the "Termination of Employment" section below, this Agreement shall terminate on November 15, 2009. The Non-Competition provisions hereof shall survive the termination date of this Agreement and be binding upon the parties for the duration of such provision's separate term.

Position, Duties and Responsibilities.

(a) During the term of employment, Executive shall be employed and serve as Vice President of the Radio Division of the Company (or such other position, positions or titles to which Executive and the Company agree in writing). It is the intention of this Agreement that Executive shall report directly to the Executive Vice President and the Chief Executive Officer, and that he shall have the primary responsibility for the day to day operations of the Company's Las Vegas radio station and such other radio stations as assigned by the Chief Executive Officer, including operational and administrative responsibility, and shall work together on these activities for the Company and, except as provided for herein, or by operation of law, shall report to the

Executive Vice President, the Chief Executive Officer, the Chairman of the Board of Directors and the Board of Directors of the Company (the "Board"). Notwithstanding the foregoing, the Executive shall not have the authority to hire or fire any employees of the Company without the advice and consent of the Chief Executive Officer.

(b) Annexed as Schedule A hereto is a list showing Executive's duties under this Agreement. It is acknowledged and agreed that the list on Schedule A is not comprehensive and exhaustive, and may be expanded by the Chief Executive Officer at his discretion. It is further understood and agreed that, except as set forth below, Executive shall devote all of his professional time as shall be necessary to fulfill his authority and responsibilities as provided for herein.

Compensation.

During the term of employment, Executive shall be compensated as follows:

(a) For the first twelve months of his employment, Executive shall be compensated at the rate of $ 90,000.00 per annum. Such rate is exclusive of any bonus awarded him and shall be referred to herein as his annualized salary for his first year.

(b) For the second twelve months of his employment, Executive shall be compensated at the rate of no less than his annualized salary for his first year and, in the discretion of the Chief Executive Officer upon advice to and with the consent of the Board, Executive shall receive an additional sum for such period. The additional sum shall be determined following compilation of the Company's year end results and will be paid as salary retroactive to the first of the new year. Such rate is exclusive of any bonus awarded to Executive and shall be referred to herein as his annualized salary for his second year.

(c) For the third twelve months of his employment, Executive shall be compensated at the rate of no less than his annualized salary for his second year and, in the discretion

of the Chief Executive Officer upon advice to and with the consent of the Board, Executive shall receive an additional sum for such period. The additional sum shall be determined following compilation of the Company's year end results and will be paid as salary retroactive to the first of the new year. Such rate is exclusive of any bonus awarded to Executive and shall be referred to herein as his annualized salary for his third year.

(d) Executive shall be provided with health insurance coverage (for Executive and his eligible family members) on the same terms and conditions that Company provides to its other executives, expense reimbursement of cell phone, gas, home broadband internet and travel (including transportation, meals and lodging) as well as an automobile leased and insured by Company which lease expense shall not exceed five hundred ($500.00) dollars per month.

(e) Executive shall be entitled to two weeks of paid vacation after his first year of employment. Executive shall submit requests to take vacation time reasonably in advance to Company's Chief Executive Officer for approval. The Chief Executive Officer will not unreasonably withhold such approval. Executive may accrue unused vacation time from year to year. Upon separation from employment for any reason any accrued and unused vacation time shall be paid to Executive at Executive's then current rate of compensation.

(f) Executive shall be awarded a cash bonus based upon his performance each year of this contract based upon collected revenue for the Company's Las Vegas radio station and/or any network or national advertising revenue generated by the Las Vegas station staff. The bonus shall be equal to 3% of annual collected revenue from $1 to $900,000.00. Should annual collected revenues exceed $900,000.00 the bonus shall be recalculated to equal 3.5% of annual collected revenue. Should annual collected revenue exceed $1,300,000.00 the bonus shall be further recalculated to equal 4% of annual collected revenue. For purposes of calculating such bonus for

Executive's first year of employment, annual collected revenue shall be all collected revenue beginning in the month Executive begins his employment with Company and ending with the month immediately preceding the anniversary date of his employment. Subsequent bonuses shall be calculated using the same twelve months of the subsequent year. The bonus shall be paid quarterly in the first two week pay period following the close of the quarter. Executive shall not be entitled to a bonus for any year in which he terminates his employment and any unearned bonus payments shall be returned by Executive to Company.

(g) Executive will be eligible to participate in Company's equity incentive plan pursuant to Company policy and as detailed in Schedule B.

(h) Executive shall be entitled to the reimbursement of reasonable out-of-pocket expenses incurred in carrying out his duties and responsibilities under this Agreement and Company shall promptly reimburse Executive for all business expenses incurred in connection with carrying out the business of the Company, for which expense reimbursement Executive shall submit appropriate supporting documentation.

(i) Executive shall be entitled to moving expenses and other expenses in connection with his (and his family's) relocation, initially to Las Vegas on at least a temporary basis and possibly on a permanent basis and, if required by the Executive Vice President, the CEO or the Board, to any other metropolitan area in which Company or its subsidiaries may operate, up to a maximum amount for each relocation to a new city of $10,000. Notwithstanding the foregoing, Company acknowledges that the initial relocation to Las Vegas will involve the Executive and his family taking temporary accommodation, and the move of Executive's family's personal effects may require several stages, e.g., first to storage and later to their permanent home. In addition, in recognition of the possibility of a further relocation to another residence in Las Vegas or perhaps in

another metropolitan area and that it is not currently possible to predict when or whether such relocations will occur, the parties agree that Executive will keep the Company reasonably apprised of the Executive's actual and expected relocation expenses on a periodic, regular basis, and that once such expenses have reached $9,000, Executive will whenever reasonably possibly provide an advance estimate of future expenses then contemplated, for the Company's approval, which approval shall not be unreasonably withheld or delayed. As soon as reasonably practical prior to each significant move (which may be in stages) of his family's personal effects, Executive will provide at least two bona fide estimates from moving companies to Company.

Termination of Employment.

(a) Termination by Company. Unless this Agreement is not renewed as provided for above and except as provided below, Executive may only be terminated by Company for "Cause." Cause shall mean:

(i) Conviction of the Executive of an act which is defined as a felony under any United States Federal, State or local law;

(ii) Any one or more acts of theft, larceny, embezzlement or fraud from the Company; and

(iii) The willful and continued engagement by Executive in misconduct materially and demonstrably injurious to the Company, monetarily or otherwise, after a written demand by the Chief Executive Officer or the Board to cease such misconduct is delivered to Executive which specifically identifies the misconduct.

No termination for Cause shall be effective unless at least seven (7) days' written notice of the basis for such termination has been provided to Executive by the Board. Until a termination for Cause has become effective Executive shall continue to provide services as provided for herein and shall be entitled to compensation and reimbursement of expenses therefore. For purposes of this section, no act, or failure to act, shall be considered "willful" unless done, or omitted

to be done, not in good faith or without reasonable belief that the action or omission was in the best interest of the Company.

(b) Termination by Executive.

Unless earlier terminated on the basis of "Employer Cause" (as hereinafter defined), Executive shall be permitted to terminate this Agreement at any time on not less than three (3) weeks written notice to the Board and the Chief Executive Officer, setting forth in reasonable detail the basis for such termination. In the event the Executive believes that the Company is engaging in conduct which Executive believes to be an act of malfeasance, misfeasance, or gross negligence resulting in a breach of the Company's fiduciary responsibilities ("Employer Cause"), Executive may terminate his employment immediately following the transmittal of a notice of termination to the Chief Executive Officer and the Board setting forth in reasonable detail the basis for such termination.

(c) Termination by Consent.

Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated, without cause, on the mutual written consent of the Executive and the Board.

Confidentiality.

(a) Confidential Information.

Executive acknowledges and agrees that in connection with his employment Executive will have access to certain confidential and proprietary information owned by and related to Company and its subsidiaries. For purposes of this Agreement, "Confidential Information" means any proprietary information of or related to Company or its subsidiaries which is identified by Company or its subsidiaries as confidential.

(b) Exceptions.

Notwithstanding the foregoing, Confidential Information does not include any of the foregoing that is of general public knowledge or is received in good faith from a third party having the right to disclose it, who, to the best of Executive's knowledge, did not obtain such information from Company and who imposes no obligation of secrecy on Executive with respect to such information.

(c) Non-Disclosure of Confidential Information.

Executive shall not at any time willfully use, disclose or divulge any such Confidential Information to any person, firm or corporation, except: (i) in connection with the discharge of his duties hereunder; (ii) with the prior written consent of Company, which consent may be withheld in Company's sole discretion; or (iii) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event Executive shall notify Company or as promptly as practicable and, if possible, prior to making such disclosure. Executive shall use his best efforts to prevent any such disclosure by others. Such obligation of non-disclosure shall continue indefinitely, notwithstanding any event of termination of Executive's employment.

Non-competition.

In consideration of the provisions of this Agreement, Executive shall not, for a period of three (3) years immediately following his last day of employment, except as otherwise expressly provided below:

(a) directly or indirectly own, manage, operate, participate in, consult with or work for any business which is engaged in the business of network radio broadcast or operates a radio station in any market area that competes with a station owned or operated by Company;

provided, however, that Executive may maintain his equity ownership in New Northwest Broadcasters LLC ("NNB") if and for so long as Executive does not increase his percentage ownership of the equity of NNB and does not serve as an officer or member of the board of directors of NNB or provide consultant or similar advisory services to NNB;

(b) either alone or in conjunction with any other person, partnership or business, directly or indirectly, solicit or divert or attempt to solicit or divert any of the employees or agents of the Company or its affiliates or successors to work for or represent any competitor of the Company or its affiliates or successors or to call upon any of the customers of the Company or its affiliates or successors.

In consideration of the covenants contained herein, including the three (3) year period of non-competition following Employee's employment, the Company agrees that, in the event Employee is terminated without just cause and Company desires to enforce these non-compete provisions, then in addition to Company's obligation to pay Executive accrued and unpaid amounts pursuant to the section captioned "Compensation", Company will compensate Employee as follows:

(a) Employee's annualized base salary as of his last day of employment will multiplied by 2, and that product will be paid to Employee in equal amounts at the same intervals as other employees of the Company over the two and one-half (2 1/2) year period immediately following his last day of employment.

In the event Employee voluntarily terminates his employment Company will compensate Employee as set forth in subparagraph a above, except that the product determined under subparagraph a will be determined by using a multiplier of 0.25 rather than a multiplier of 2. If, however, Employee provides Company with three (3) weeks prior written notice of voluntary termination of employment, the period of non-competition following the date of separation shall be

reduced to sixty (60) days and he will be paid an amount equal to eighty percent (80%) of his base salary for that period at the same intervals as other employees of the Company.

Notwithstanding the above, in the event of a Change of Control, if Employee does not enter into a consulting or employment agreement with the newly controlled entity, then Company will compensate Employee as set forth in subparagraph a above, except that the product determined under subparagraph a will be determined using a multiplier of 3 rather than a multiplier of 2 and this covenant not to compete will apply to and be for the benefit of such newly controlled entity.

In the event, Executive is terminated by the Company for just cause as defined herein, then Executive will remain bound by this Covenant Not to Compete, but Company will have no obligation to make any of the payments or provide any of the other benefits to be made to Executive under this Agreement.

Entire Agreement.

This Agreement constitutes the entire agreement between the parties and may not be changed or modified except by an agreement in writing signed by the Company and the Executive.

Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without reference to principles of conflict of laws.

Resolution of Disputes.

Company and Executive submit to the jurisdiction of the Courts of the State of Connecticut with respect to the resolution of any and all disputes related to or arising under this Agreement.

Notices.

Any notice given to a party to this Agreement shall be in writing and shall be deemed to have been given when delivered personally, or by a nationally known express mail service, or by certified or registered mail, postage prepaid, return receipt requested, duly addressed as set forth below, or to such business address as may be subsequently provided:

If to the Company:

BusinessTalkRadio.net, Inc..
1490 Dayton Avenue,
Greenwich, CT 06830
Attn: CEO

With a copy to:

William P. Oberdorf, Esq.
Seiden Wayne LLC
Two Penn Plaza East
Newark, New Jersey 07105

If to the Executive:

James Servino
____
____

Withholding.

All amounts required to be paid by the Company shall be subject to reduction in order to comply with applicable Federal, State and local tax withholding requirements.

Headings

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed on the date first written above.

BUSINESSTALKRADIO.NET, INC.

By:__________________________
Michael L. Metter, Pres.

____
James Servino

SCHEDULE A

EMPLOYMENT DUTIES

Executive shall be responsible for carrying out the directives of the Chief Executive Officer in a timely fashion and in an appropriately courteous manner. Executive shall be responsible for running the Company's Las Vegas radio station and overseeing the sales efforts. Executive will supervise the sales staff, review programming for the best sales opportunities, develop sales plans and goals, oversee billing, study and understand the Company's markets and advise on all sales promotion campaigns. The executive is expected to act as general manager, station manager and any other vital managerial posts at the Company's Las Vegas station and other radio properties when necessary due to a vacancy or vacation of other personnel and requested to so act by the CEO.

SCHEDULE B

PARTICIPATION IN COMPANY
EQUITY INCENTIVE PLAN

Executive will be issued, as a signing bonus, 40,000 shares of restricted stock, to be granted pursuant to an equity incentive plan to be adopted by the Company, subject to approval of its board of directors. As will be detailed in a grant agreement, the restrictions on Executive's voting such restricted stock will lapse six months after Executive's starting date. If the Company's board of directors does not approve such grant within ten business days following the date of this Agreement, then Executive shall receive a cash bonus of $25,000 in lieu of the grant of restricted stock.

The Company also intends, subject to approval of its board of directors, for its senior executives to be eligible for grants of restricted stock or stock options with a cashless exercise provision, commencing no later than January 1, 2007. The CEO of the Company will recommend to the board that senior executives to be eligible for grants of restricted stock equal to 10% of the senior executive's total gross income for 2007, divided by the latest cash investment price per share of common stock received from an outside investor